SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

THE SWISS HELVETIA FUND, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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THE SWISS HELVETIA FUND, INC.

7 Bryant Park

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 27, 2017

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of The Swiss Helvetia Fund, Inc. (the “Fund”) will be held at 9:30 a.m., on Tuesday, June 27, 2017, at the offices of Schroder Investment Management North America Inc., 7 Bryant Park, 19th Floor, New York, New York 10018, for the following purposes:

1.	A.	To elect one Class I Director to serve for a two-year term.

B.	To elect one Class II Director to serve for a three-year term.

C.	To elect one Class III Director to serve for a one-year term.

2.        To ratify the selection by the Fund’s Board of Directors of Tait, Weller & Baker, LLP as the Fund’s independent registered public accounting firm for the year ending December 31, 2017.

3.        To approve an amendment to the Fund’s Certificate of Incorporation to eliminate the classification of the Fund’s Board of Directors.

4.        If properly presented, voting on the non-binding stockholder proposal recommending that the Fund’s Board of Directors authorize a self-tender offer for all of the outstanding common stock of the Fund.

5.        To consider and act upon any other business as may properly come before the Meeting or any adjournment thereof.

The Fund’s Board of Directors has fixed the close of business on May 1, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

YOUR VOTE HAS ALWAYS BEEN VERY IMPORTANT TO US. THIS YEAR, YOUR VOTE HAS ADDITIONAL IMPORTANCE. On May 8, 2017, Bulldog Investors, LLC filed preliminary proxy materials with the Securities and Exchange Commission indicating its intention to solicit proxies on behalf of its affiliated persons, including Full Value Partners, L.P. (“Full Value Partners” and together with Bulldog Investors, LLC, “Bulldog”), for (i) the election of three of its own nominees as Directors of the Fund, and (ii) a proposal, which the Fund believes is unenforceable, seeking to tie Proposal 4 in this Proxy Statement — a non-binding proposal submitted by Phillip Goldstein of Bulldog and Judy Goldstein — to termination of the Fund’s investment advisory agreements. Bulldog also intends to present two non-binding proposals concerning certain long-standing provisions of the Fund’s By-Laws that were approved by stockholders. Bulldog has stated that it will not solicit proxies “FOR” its proposals, which are proposals to support the continuation of the By-Law provisions. Rather, Bulldog has stated that it will solicit proxies “AGAINST” its own proposals. If the proposals are not approved, the Fund expects that Bulldog will then claim that stockholders do not support the continuation of those By-Law provisions.

The Board strongly believes that Bulldog and Mr. Goldstein have submitted these proposals in their self-interest — and not the best interest of the Fund and all of its stockholders — and that the election of their Director nominees and confusion concerning their proposals could adversely affect the Fund’s investment operations and performance, and could ultimately result in a liquidation of the Fund, to the detriment of long-term stockholders. The Board also believes that its Director nominees are better qualified and will better serve the interests of all of the Fund’s stockholders. To this point, we believe it is important to note that:

•

Andrew Dakos, one of Bulldog’s Director nominees, exercises control over Full Value Partners, which on April 19, 2017 filed a lawsuit against the Fund and the current Directors of the Fund (Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., C.A. No. 2017-0303-AGB).

•	Full Value Partners has admitted that Mr. Dakos does not satisfy the requirements of the Fund’s Director nominee qualifications set forth in the Fund’s By-Laws.

The Fund believes that because Mr. Dakos does not satisfy the minimum qualifications for office under the Fund’s By-Laws, he is not eligible for nomination and, therefore, election as a Director. Please read carefully the discussion of the Board’s Director nominees and its opposition to Proposal 4 before completing and returning your WHITE Proxy.

You are cordially invited to attend the Meeting. Whether or not you intend to attend the Meeting, WE URGE YOU TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED WHITE PROXY AND RETURNING IT AT YOUR EARLIEST CONVENIENCE OR BY CONTACTING GEORGESON LLC TOLL-FREE AT 1-888-661-5651.

Please see the enclosed WHITE Proxy for additional instructions on how to vote by telephone or through the Internet. The enclosed WHITE Proxy is being solicited by the Board of Directors of the Fund.

PLEASE DO NOT RETURN ANY GREEN OR OTHER PROXY SOLICITED BY OR ON BEHALF OF BULLDOG INVESTORS, LLC, FULL VALUE PARTNERS, L.P. OR ANY OF THEIR AFFILIATES. IT COULD NULLIFY YOUR VOTES FOR PROPOSALS 1A, 1B, 1C AND 4.

By Order of the Board of Directors,

Reid B. Adams
Dated: May 12, 2017	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice, Proxy Statement and Form of WHITE Proxy for the Fund also are available to you on the Fund’s website at www.swzfund.com. You are encouraged to review all of the information contained in the Proxy materials before voting. For directions to the Meeting, please call the Fund at 1-800-730-2932 or Georgeson LLC at 1-888-661-5651.

THE SWISS HELVETIA FUND, INC.

7 Bryant Park

New York, New York 10018

ANNUAL MEETING OF STOCKHOLDERS

June 27, 2017

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished by the Board of Directors of The Swiss Helvetia Fund, Inc. (the “Fund”) in connection with the solicitation of Proxies for use at the Annual Meeting of Stockholders (the “Meeting”), to be held at 9:30 a.m., on Tuesday, June 27, 2017, at the offices of Schroder Investment Management North America Inc., 7 Bryant Park, 19th Floor, New York, New York 10018. The purpose of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, Proxy Statement and form of WHITE Proxy will first be mailed to stockholders of record on or about May 12, 2017.

THIS IS A VERY IMPORTANT ANNUAL MEETING OF STOCKHOLDERS OF THE FUND. Notwithstanding the continued strong performance of the Fund, and the Board’s ongoing commitment to independent oversight, accountability and good corporate governance, on May 8, 2017, Bulldog Investors, LLC filed preliminary proxy materials with the Securities and Exchange Commission (the “Commission”) indicating its intention to solicit proxies on behalf of its affiliated persons, including Full Value Partners, L.P. (“Full Value Partners” and together with Bulldog Investors, LLC, “Bulldog”), for (i) the election of three of its own nominees as Directors of the Fund, and (ii) a proposal, which the Fund believes is unenforceable, seeking to tie a non-binding tender offer proposal — submitted by Phillip Goldstein of Bulldog and Judy Goldstein — to termination of the Fund’s investment advisory agreements with Schroder Investment Management North America Inc. (“SIMNA”) and Schroder Investment Management North America Ltd. (“SIMNA Ltd.” and together with SIMNA, “Schroders”).

The Board believes that, based on their qualifications and experience, its nominees — Dr. Claus Helbig, Jean E. Hoysradt and Fred J. Ricciardi — are better qualified and will better serve the interests of all of the Fund’s stockholders than any of Bulldog’s nominees. In particular, you should be aware that:

•

Andrew Dakos, one of Bulldog’s Director nominees, exercises control over Full Value Partners, which on April 19, 2017 filed a putative stockholder class action lawsuit against the Fund and the current Directors of the Fund (Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., C.A. No. 2017-0303-AGB).

•

On May 1, 2017, Full Value Partners admitted, on the record during oral argument, that Mr. Dakos does not satisfy the requirements of the Fund’s Director nominee qualifications, as set forth in Article II, Section 2 of the Fund’s By-Laws. The Fund believes that because Mr. Dakos does not satisfy the Fund’s qualification By-Law, he is not eligible for nomination and, therefore, election as a Director.

Bulldog also intends to present two non-binding proposals concerning certain long-standing provisions of the Fund’s By-Laws that were approved by the Fund’s stockholders in 2002. However, Bulldog has stated that it will not solicit proxies “FOR” its proposals, which are proposals to support the continuation of the By-Law provisions. Rather, Bulldog has stated that it will solicit proxies “AGAINST” the proposals. If the proposals are not approved, the Fund expects that Bulldog will then claim that the Fund’s stockholders do not support the continuation of those By-Law provisions, when in fact that outcome likely would result from Bulldog’s counter solicitation and the Fund’s decision not to expend Fund assets to solicit proxies “FOR” the non-binding proposals. The Board opposes any actions by Bulldog that are directly or indirectly intended to attempt to rescind these two long-standing, stockholder-approved provisions of the Fund’s By-Laws:

•	The Director nominee qualification provisions in Article II, Section 2 — which apply with equal force to stockholder nominees, incumbent Directors and any nominee proposed by the Board or

Schroders or its affiliates — seek to ensure that each Director nominee meets certain minimum qualifications relevant to overseeing the Fund and its investment objective, strategies and process. Bulldog advocates in its preliminary proxy materials for enhanced corporate governance and board accountability; however, Bulldog states that the qualification requirements — which seek to enhance Board oversight and governance — are “impediments [to] shareholder democracy.” Instead, Bulldog advocates that stockholders should be permitted to elect individuals that do not meet the qualification requirements, such as Mr. Dakos. These qualification requirements have guided the Board’s nomination process since their adoption in October 2000, and no individuals nominated or appointed by the Board have served as Directors that did not meet those requirements. The Delaware General Corporation Law expressly permits a corporation’s by-laws or certificate of incorporation to prescribe director qualifications.

•

Pursuant to Article VII, the By-Laws may be altered, amended or repealed, and other By-Laws may be adopted, by the Fund’s stockholders if approved by 75% of the Fund’s outstanding voting securities. This provision reduces the ability of activist investors to amend the Fund’s By-Laws in a manner that would serve their own self-interests to the detriment of the interests of other stockholders, thereby giving a greater voice to minority stockholders.

Finally, the Board strongly opposes any actions by Bulldog seeking termination of the Fund’s investment advisory agreements with Schroders. The Board believes that the Fund has benefitted from Schroders serving as its investment adviser, which was overwhelmingly approved by the Fund’s stockholders — including Special Opportunities Fund, Inc., a registered closed-end management investment company advised by Bulldog Investors, LLC — in 2014. Termination of the Fund’s investment advisory arrangements could have a significant detrimental effect on the Fund and your investment in the Fund. Furthermore, the Fund believes that Bulldog’s attempt to tie mandatory termination of the Fund’s investment advisory agreements to a non-binding proposal asking the Board to authorize a self-tender offer is unenforceable. Bulldog could have sought stockholder approval to terminate those agreements, but elected not to submit such a proposal in the manner and timeframe set forth by statute and the Fund’s By-Laws. Furthermore, the Board’s fiduciary duties to consider, and ultimately approve, a tender offer by the Fund are separate and distinct from the Board’s fiduciary duties to approve the continuation (or termination) of the Fund’s investment advisory agreements.

The Board strongly believes that these proposals are not in the best interest of the Fund and all of its stockholders, and that the election of Bulldog’s Director nominees and confusion concerning their proposals could adversely affect the Fund’s investment operations and performance, and could ultimately result in a liquidation of the Fund or the termination of the Fund’s investment advisory agreements with Schroders, to the detriment of long-term stockholders. Mr. Goldstein is a member of the general partner of Full Value Partners, and is a co-founder and principal of Bulldog Investors, LLC, which refers to and markets itself as an “activist investor.” A vote “FOR” the aforementioned proposals would serve to support the destabilizing and self-interested motives of Mr. Goldstein and Bulldog.

Please do not return any green or other proxy solicited by or on behalf of Bulldog Investors, LLC, Full Value Partners, L.P. or any of their affiliates. It could nullify your vote “FOR” the Board’s nominees for Director (Proposals 1A, 1B and 1C) and your votes “AGAINST” Mr. Goldstein’s non-binding tender offer proposal (Proposal 4).

About the Fund

SIMNA and SIMNA Ltd. serve as the Fund’s investment adviser and sub-investment adviser, respectively. The executive offices of the Fund and SIMNA are located at 7 Bryant Park, New York, New York 10018. The executive offices of SIMNA Ltd. are located at 31 Gresham Street, London, EC2V 7QA, United Kingdom. The Fund’s administrator is JPMorgan Chase Bank, N.A. (“JPM”), and its executive offices are located at One Beacon Street, Boston, Massachusetts 02108.

Pending Full Value Partners Litigation

The Fund, all current Directors and Mr. Boillat, a former Director of the Fund, were named as defendants in a putative class action lawsuit filed in the Court of Chancery for the State of Delaware on April 19, 2017 by Full Value Partners, captioned Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., C.A. No. 2017-0303-AGB.

In the lawsuit, Full Value Partners is attempting to challenge: (i) the appointment of Margaret Cannella, a former Director, to the Board following the Fund’s 2016 annual meeting of stockholders (Count I); (ii) certain disclosures in the Fund’s 2016 Proxy Statement (Count II); (iii) the application of the Fund’s Director nominee qualification By-Law (Count III); and (iv) the Fund’s belief that the proposal to tie the non-binding tender offer proposal to termination of the Fund’s investment advisory agreements with Schroders is unenforceable (Count IV).

On April 20, 2017, Full Value Partners filed an amended complaint and an amended motion for expedited proceedings. Following oral argument, the Court denied, in full, Full Value Partners’ motion on May 2, 2017. Contrary to Bulldog’s assertion in its preliminary proxy materials, the Court — in denying Full Value Partners’ motion — ruled that:

•

Bulldog had caused an undue delay with respect to Counts I and II, which could be adjudicated on a regular, non-expedited schedule (approximately six to eight months from May 2, 2017, the date of the Court’s decision), including time for the Fund and Directors to file a motion to dismiss.

•

There was no need for any further proceedings with respect to Counts III and IV until after the Meeting, as the Fund “represented that, even though it does not believe that . . . Mr. Dakos can be seated because [he does] not satisfy the qualification bylaw, it will count any votes” cast for Mr. Dakos, as well as any votes cast in favor of the proposal to tie the non-binding tender offer proposal (i.e., Proposal 4) to termination of the Fund’s investment advisory agreements.

Voting Information

If the accompanying WHITE Proxy is executed properly and returned, the shares represented by it will be voted at the Meeting in accordance with the instructions on the WHITE Proxy. However, if no instructions are specified, the shares will be voted “FOR” the election of the Board’s nominees for Director, “FOR” the ratification of the Fund’s independent registered public accounting firm, “FOR” approving an amendment to the Fund’s Certificate of Incorporation to eliminate the classification of the Fund’s Board of Directors and “AGAINST” Proposal 4. A Proxy may be revoked at any time before it is voted by written notice to the Secretary of the Fund revoking it, by submitting a properly executed Proxy bearing a later date, or by attending the Meeting and voting in person. Attending the Meeting will not automatically revoke a previously executed Proxy.

In an uncontested election, the Fund intends to treat properly executed Proxies that are marked “abstain” or “withhold”, as well as any “broker non-votes”, as present for purposes of determining the existence of a quorum for the transaction of business at the Meeting. A “broker non-vote” occurs when a broker submits a Proxy for the Meeting with respect to the election of Directors (Proposals 1A, 1B and 1C) or the ratification of the Fund’s independent registered public accounting firm (Proposal 2), but does not vote on any “non-routine” matters because the beneficial owner of the Fund’s shares did not provide voting instructions on those matters. Under the rules of the New York Stock Exchange, Inc. (the “NYSE rules”), “non-routine” matters include Proposal 3 (amendments to the Fund’s certificate of incorporation) and Proposal 4 (non-binding stockholder proposal).

In the event Bulldog delivers a competing set of proxy materials to brokers, the NYSE rules governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Meeting, whether “routine” or not. As a result, brokers that receive competing sets of proxy materials will not be entitled to vote on any matter at the Meeting for those shares held on behalf of beneficial owners that fail to provide instructions, and, therefore, such shares will not be treated as present for purposes of determining the existence of a quorum. This may make it more difficult for the Fund to convene the Meeting.

Brokers that do not receive competing sets of proxy materials from Bulldog will be able to exercise discretionary authority regarding “routine” matters — that is, the election of Directors (Proposals 1A, 1B and 1C) and the ratification of the Fund’s independent registered public accounting firm (Proposal 2).

A quorum of stockholders is constituted by the presence in person or represented by Proxy of the holders of the Fund’s outstanding shares of common stock entitled to cast a majority of the votes entitled to be cast at the Meeting. Whether or not a quorum is present at the Meeting, one or more adjournments of the Meeting may be proposed, including to permit further solicitation of Proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the Fund’s shares present in person or represented by Proxy and entitled to vote at the Meeting. If an adjournment is proposed, the persons named as Proxies will vote thereon according to their best judgment in the interest of the Fund.

If a stockholder owns shares of the Fund in violation of applicable law, including the 1940 Act, the Fund may determine that any vote attributable to such shares shall not be counted, or that such shares will not be counted for quorum purposes, or both. Under Section 12(d)(1) of the 1940 Act, the acquisition of more than 3% of the Fund’s shares of common stock by another fund (whether registered, private or offshore) is unlawful. The Fund will invalidate votes cast on behalf of any such fund or by any other stockholder whose holdings are unlawful, that are otherwise properly cast, only after it has obtained a decision through appropriate proceedings in a court or other forum of competent jurisdiction that such votes are not valid. The Fund may suspend the final counting of votes pending such a decision.

The Board of Directors has fixed the close of business on May 1, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and at any adjournment thereof. On that date, the Fund had 25,313,872 shares of common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each Fund share held and fractional votes for each fractional Fund share held. Stockholders are not entitled to any appraisal rights as the result of any Proposal.

The Fund will furnish, without charge, a copy of its Annual Report for its fiscal year ended December 31, 2016 and its most recent Quarterly Report to any stockholder upon request. Requests for these Reports should be made in writing to The Swiss Helvetia Fund, Inc., 7 Bryant Park, New York, New York 10018, or by calling the Fund’s toll-free telephone number: 1-800-730-2932.

PROPOSAL 1A: TO ELECT ONE CLASS I DIRECTOR

PROPOSAL 1B: TO ELECT ONE CLASS II DIRECTOR

PROPOSAL 1C: TO ELECT ONE CLASS III DIRECTOR

The Fund’s Certificate of Incorporation currently provides for three classes of Directors with overlapping three-year terms. The number of Directors currently is seven, all of whom are not “interested persons” (as defined in the 1940 Act) of the Fund (each such Director, a “Non-Interested Director”). The Board of Directors is divided into three classes, composed currently of two Class I Directors, three Class II Directors and two Class III Directors. As previously announced and discussed further below, upon the commencement of the Meeting, the size of the Board will be five Directors. Stockholders are being asked to elect one Class I Director to serve for a two-year term, one Class II Director to serve for a three-year term and one Class III Director to serve for a one-year term.

Board Nominees

The Class I nominee, Fred J. Ricciardi, is the only Board nominee to be considered for election as a Class I Director at the Meeting. As publicly announced by the Fund on April 17, 2017, Mr. Ricciardi was appointed as a Class I Director by the Board of Directors to replace Mr. Jean-Marc Boillat, who recently resigned from the Board. If elected by stockholders at the Meeting, Mr. Ricciardi will continue service as a Class I Director and serve the remainder of Mr. Boillat’s term, which continues until the Annual Meeting of Stockholders in 2019, or until his successor is duly elected and qualified.

The Class II nominee, Claus Helbig, is the only Board nominee to be considered for election as a Class II Director at the Meeting and, if elected, will serve a three-year term of office until the Annual Meeting of

Stockholders in 2020, or until his successor is duly elected and qualified. Dr. Helbig was last elected by stockholders as a Class II Director in 2014 to serve until this Meeting. As publicly announced by the Fund on December 6, 2016, Messrs. Richard Brealey and Samuel B. Witt, III, who, along with Dr. Helbig, currently serve as Class II Directors, are not standing for re-election by the Fund’s stockholders at the Meeting in accordance with the Fund’s long-standing retirement policy.

The Class III nominee, Jean E. Hoysradt, is the only Board nominee to be considered for election as a Class III Director at the Meeting. As publicly announced by the Fund on April 17, 2017, Mr. David R. Bock, who currently serves as a Class III Director, intends to resign from the Board upon the proper election and appointment of a new Class III Director at the Meeting. If elected by stockholders at the Meeting, Ms. Hoysradt will commence service as a Class III Director and serve the remainder of Mr. Bock’s term, which continues until the Annual Meeting of Stockholders in 2018, or until her successor is duly elected and qualified.

Each of Messrs. Helbig and Ricciardi and Ms. Hoysradt was nominated by the Governance/Nominating Committee of the Board of Directors at a meeting held on April 17, 2017. On the same date, the Board of Directors of the Fund proposed Mr. Ricciardi, Dr. Helbig and Ms. Hoysradt to serve as the Board’s Class I, Class II and Class III nominees, respectively, for election at this Meeting. As previously announced, both Messrs. Boillat and Bock resigned and intend to resign from the Board for personal reasons and not as a result of any disagreements with the Fund or Schroders.

Please see pages 7-8 and 11-12 of this Proxy Statement for additional information concerning the Board’s Class I, Class II and Class III nominees.

Competing Director Nominees

As noted earlier in the Proxy Statement, Bulldog intends to send you a proxy statement and solicit your vote with regard to its proposal to elect three of its own nominees as Directors of the Fund.

Andrew Dakos is one of Bulldog’s Director nominees. Mr. Dakos, among other roles within the Bulldog organization, exercises control over Full Value Partners, the plaintiff in Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., the putative stockholder class action discussed above. Mr. Dakos does not satisfy the Director qualification requirements set forth in the Fund’s By-laws. In a ruling rendered on May 2, 2017 in Full Value Partners, L.P. v. The Swiss Helvetia Fund, Inc., et al., the Court of Chancery for the State of Delaware referenced Full Value Partners’ admission of Mr. Dakos’ insufficient qualifications under the Fund’s By-Laws: “[P]laintiff candidly concedes that . . . Mr. Dakos do[es] not satisfy the requirements of the qualification bylaw and has acknowledged that it is not challenging the validity of the bylaw which has been in effect since 2000 and was approved by the stockholders at the 2002 annual meeting.”

Bulldog intends to include in its proxy statement a separate non-binding proposal seeking, in effect, a shareholder referendum on the Director qualification requirements set forth in the Fund’s By-Laws. As noted herein, the Fund’s stockholders previously approved that provision in 2002. Furthermore, no individuals nominated or appointed by the Board have served as Directors that did not satisfy that provision. The Board believes that the Director qualification requirements — which apply with equal force to stockholder nominees, incumbent Directors and any nominee proposed by the Board or Schroders or its affiliates — are beneficial to the Fund. Regardless of the outcome of Bulldog’s non-binding proposal, the Fund does not believe that Mr. Dakos may be properly considered for election at the Meeting, as the qualification requirement currently is in effect and any nominee for election as a Director must satisfy that requirement to be properly nominated and considered at the Meeting.

In addition to Mr. Dakos, Bulldog has nominated two others individuals for election as Directors of the Fund. The Board believes that, based on their qualifications and experience, Messrs. Helbig and Ricciardi and Ms. Hoysradt will better serve the interests of all of the Fund’s stockholders than any of Bulldog’s nominees. Potential involvement by the Bulldog nominees will not, in the opinion of the Board, in any way compare with the value that Dr. Helbig has contributed over the years to the Fund and its stockholders, or the value that all three of the Board’s nominees are expected to contribute in the future.

Board Declassification Proposal

Although the Board is seeking stockholder approval of an amendment to the Fund’s Certificate of Incorporation to eliminate the classification of the Fund’s Board of Directors at this Meeting (Proposal 3), the Board currently is classified and whether stockholders will approve Proposal 3 will not be known until the Meeting. As a result, stockholders are being asked to elect Directors in particular Classes (i.e., Class I, Class II and Class III) in accordance with the current requirements of the Fund’s Certificate of Incorporation.

Required Vote and the Board’s Recommendation

Unless authority is withheld, it is the intention of the persons named in the accompanying form of WHITE Proxy to vote each WHITE Proxy “FOR” the election of the nominees of the Fund listed above. Each nominee has indicated that he or she will serve, if elected, but if any such nominee should be unable to serve, Proxies will be voted for an alternate nominee, if any, designated by the Board of Directors. The Board of Directors has no reason to believe that any of the above nominees will be unable to serve as a Director.

In accordance with Delaware law and the Fund’s Certificate of Incorporation and By-Laws, Directors are elected by a plurality of the votes cast at the Meeting by the stockholders entitled to vote.

THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES FOR DIRECTOR.

PLEASE DO NOT RETURN ANY GREEN OR OTHER PROXY SOLICITED BY OR ON BEHALF OF BULLDOG INVESTORS, LLC, FULL VALUE PARTNERS, L.P. OR ANY OF THEIR AFFILIATES.

Certain Information Concerning Directors, Board Nominees for Director and Executive Officers

The following tables set forth certain information about the nominees for election as a Director by the Board of Directors of the Fund, each person currently serving and continuing as a Director and each person who currently serves as an Executive Officer of the Fund, including his or her beneficial ownership of common stock of the Fund. All of the information is as of December 31, 2016, unless otherwise noted.

As of the record date, the Directors, all of whom are Non-Interested Directors, and their immediate family members did not own beneficially or of record any securities in Schroders or any affiliate thereof.

Class I Director (Term Will Expire in 2019)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Joseph S. Calhoun, III Age: 61	Director (2016); and Member of the Audit Committee (2016) and the Governance/ Nominating Committee (2016)	Treasurer, Carnegie Mellon University; Senior Vice President & Treasurer, The New York Life Insurance Company from 1992 to 2007	Director of the Schroder Mutual Funds (17 portfolios) from 2010 to 2017	550 $1-$10,000

Class I Director (Nominee for Term Expiring in 2019)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Fred J. Ricciardi Age: 69	Director (2017); and Member of the Governance/ Nominating Committee (2017)	Consultant (investment company services) since 2012; Executive Vice President, The Bank of New York Mellon Corporation (or its predecessors) from 1969 to 2012; Director, BNY International Financing Corp. from 2002 to 2012; Director, Mellon Overseas Investment Corp. from 2009 to 2012; Chairman, AIB/BNY Securities Services, Ltd, Ireland from 1994 to 2004; Director, The Bank of New York Europe, Ltd from 2000 to 2004; Director, BNY Luxembourg from 2002 to 2004; Chairman, Netik Inc. (technology services) from 2004 to 2007	Director of the Pioneer Funds (46 portfolios) since 2014	None

Class II Director (Nominee for Term Expiring in 2020)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Claus Helbig Age: 75	Director (2008); Member (2008) and Chair (2013) of the Governance/ Nominating Committee; and Member of the Audit Committee (2009 to 2014 and since 2017) and the Pricing Committee (2009)	Attorney-at-Law; Chief Financial Officer, Munich Re (reinsurance) from 1992 to 2001; Member of the Supervisory Board of: Audi AG (Ingolstadt) from 1998 to 2008, Bankhaus August Lenz & Co. AG (Munich) (Chairman) since 2002, GLL Real Estate Partners GmbH (Munich) (Chairman) since 2001, and HCM Capital Management AG (Munich) (Vice-Chairman) from 2004 to 2010; Member of the European Advisory Board of Booz Allen Hamilton from 2003 to 2011; Member of the Global Advisory Board of Millennium Associates, Zug/CH from 2007 to 2010; Director of Leo Capital Growth SPC (Ireland) from 2007 to 2015; Director of Societé Horlogère Reconvilier AG, Zug/Suisse since 2011	None	1,000 $10,001- $50,000

Class III Director (Term Will Expire in 2018)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Brian A. Berris Age: 72	Director (2012) and Chairman of the Board of Directors (2015); Member and Chair of the Audit Committee (2013 to 2015); and Member of the Governance/ Nominating Committee (2012)	Partner, Brown Brothers Harriman & Co. since 1991; Member of the Audit Committee of Brown Brothers Harriman & Co. from 2010 to 2016; Director and Member of the Audit Committee of Brown Brothers Harriman Trust Company (Cayman) Limited from 2007 to 2015; Member of the Pension Investment Committee of Brown Brothers Harriman & Co. from 2012 to 2016	None	10,000 Over $100,000

Class III Director (Nominee for Term Expiring in 2018)
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years	Other Directorships Held By Director During At Least The Past Five Years	Shares and Dollar Range of Common Stock Beneficially Owned[2]
Jean E. Hoysradt Age: 66	Nominee for Director (2017)[3]	Chief Investment Officer, Mousse Partners Limited from 2001 to 2015; Senior Vice President and Head of Investment and Treasury Departments, New York Life Insurance from 1991 to 2000	Director (since 2006) and Chair of the Audit Committee (since 2015) of Duke University Management Company (DUMAC); Director of W. P. Carey Inc. since 2014	None

Executive Officers[4]
Name, Address[1] & Age	Position(s) with Fund (Since)	Principal Occupation(s) During At Least The Past Five Years
Mark A. Hemenetz Age: 60	President and Principal Executive Officer (2014)	Chief Operating Officer — Americas, SIMNA; Member of Board of Managers, Schroder Fund Advisors LLC (“SFA”); President and Principal Executive Officer of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2004 to 2017
David J. Marshall[5] Age: 45	Treasurer and Principal Financial Officer (2017); Assistant Treasurer (2014-2017)	Head of Fund Administration, SIMNA; Assistant Treasurer of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2014 to 2017
Shanak Patnaik Age: 49	Chief Compliance Officer (2016)	Chief Compliance Officer, SFA; Senior Compliance Manager, SIMNA; Independent consultant from January 2012 to April 2012
Reid B. Adams[6] Age: 39	Chief Legal Officer and Secretary (2017)	Associate General Counsel, SIMNA since 2013; formerly, Associate, Ropes & Gray LLP; Assistant Secretary of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2014 to 2017
Carin F. Muhlbaum Age: 54	Vice President (2014)	General Counsel, SIMNA; Secretary and General Counsel, SFA; Vice President of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 1998 to 2017; formerly, Member of Board of Managers, SFA
William P. Sauer Age: 53	Vice President (2014)	Head of Investor Services, SIMNA; Vice President of Schroder Series Trust, Schroder Global Series Trust and Schroder Capital Funds (Delaware) from 2008 to 2017

[1]	The Address for each Director, Board nominee for Director and Executive Officer is c/o Schroder Investment Management North America Inc., 7 Bryant Park, New York, New York 10018.

[2]

All continuing Directors, the Board’s nominees for Director and Executive Officers as a group (11 persons) owned 11,550 shares, which constitutes less than 1.0% of the outstanding shares of common stock of the Fund. Share numbers in this Proxy Statement have been rounded to the nearest whole share. Except for Messrs. Berris and Calhoun, none of the Directors or nominees for Director have purchased or sold shares of the Fund during the past two years, except to the except they acquired additional shares in connection with dividend reinvestment. On November 18, 2015, Mr. Berris purchased an additional 5,000 shares of the Fund for approximately $10.88 per share. Mr. Calhoun purchased 550 shares of the Fund in December 2016 after his appointment to the Board. On December 9, 2016, Mr. Calhoun purchased 300 shares for $10.03 per share. On December 30, 2016, he purchased an additional 250 shares for $10.21 per share. Such information is available on Mr. Calhoun’s Form 4 on file with the SEC.

[3]	If elected by the Fund’s stockholders at the Meeting, Ms. Hoysradt will become a Director of the Fund and a member of its Audit Committee and Governance/Nominating Committee.

[4]	Each Executive Officer serves on a year-to-year basis for an indefinite term, until his or her successor is elected and qualified.

[5]

Mr. Marshall was appointed by the Board of Directors of the Fund, at its meeting held on March 22, 2017, as Treasurer and Principal Financial Officer of the Fund. Prior to that date, Mr. Alan M. Mandel had served in those capacities since July 1, 2014.

[6]

Mr. Adams was appointed by the Board of Directors of the Fund, at its meeting held on March 22, 2017, as Chief Legal Officer and Secretary of the Fund. Prior to that date, Ms. Abby L. Ingber had served in those capacities since July 1, 2014.

The Fund’s Executive Officers are elected annually by the Board of Directors generally at its regular meeting in connection with the Annual Meeting of Stockholders.

Additional Information about the Fund’s Board of Directors and the Board’s Nominees for Director

Board’s Oversight Role in Management.  The Board’s role in management of the Fund is oversight. The Board of Directors provides oversight with respect to the Fund’s governance, operations, performance and stockholder relations. In that capacity the Board, directly and through permanent and ad hoc committees, provides oversight of the Fund’s investment adviser, SIMNA, the Fund’s sub-investment adviser, SIMNA Ltd., the Fund’s independent registered public accounting firm, Tait, Weller & Baker, LLP (“Tait Weller”), the Fund’s administrator and fund accountant, JPM, and Fund management.

As is the case with virtually all investment companies (as distinguished from operating companies), service providers to the Fund have the primary responsibility for the day-to-day management of the Fund, which includes responsibility for risk management (including management of investment performance and investment risk, valuation risk, issuer and counterparty credit risk, compliance risk and operational risk). As part of its oversight, the Board, acting at its scheduled meetings, or the Chairman, acting between Board meetings, regularly interacts with and receives reports from senior personnel of service providers, including SIMNA’s Chief Operating Officer, the Fund’s and SIMNA’s Chief Compliance Officer and portfolio management personnel. The Board’s Audit Committee meets during its scheduled meetings, and, between meetings, the Audit Committee chair maintains contact, with the Fund’s independent registered public accounting firm and the Fund’s Principal Financial Officer. The Board also receives periodic presentations from senior personnel of Schroders or their affiliates regarding risk management generally, as well as periodic presentations regarding specific operational, compliance or investment areas. The Board has adopted policies and procedures designed to address certain risks to the Fund. In addition, Schroders and other service providers to the Fund have adopted a variety of policies, procedures and controls designed to address particular risks to the Fund. Different processes, procedures and controls are employed with respect to different types of risks. However, it is not possible to eliminate all of the risks applicable to the Fund. The Board also receives reports from the Fund’s Chief Compliance Officer, counsel to the Fund and the Board’s own independent legal counsel regarding regulatory compliance and governance matters. The Board’s oversight role does not make the Board a guarantor of the Fund’s investments or activities.

Board Composition and Leadership Structure.  The 1940 Act requires that at least 40% of a fund’s board members not be “interested persons” (as defined in the 1940 Act) of the fund and as such are not affiliated with the fund’s investment adviser (“Independent Board members”). To rely on certain exemptive rules under the 1940 Act, a majority of a fund’s board members must be Independent Board members, and for certain important matters, such as the approval of investment advisory agreements or transactions with affiliates, the 1940 Act or the rules thereunder require the approval of a majority of the Independent Board members. Currently, the Board of Directors is comprised entirely of Non-Interested Directors. The Board has determined that its leadership structure, in which none of the Directors, including the Chairman of the Board, is affiliated with Schroders, is appropriate in light of the services that Schroders provide to the Fund and potential conflicts of interest that could arise from that relationship.

Information about Each Director’s and Board Director Nominee’s Experience, Qualifications, Attributes or Skills.  The Board of Directors believes that the significance of each Director’s and Board Director nominee’s experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one Director may not have the same value for another) and that these factors are best evaluated at the Board level, with no single Director, or particular factor, being indicative of Board effectiveness. However, the Board believes that Directors need to have the ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with Fund management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; the Board believes that the Directors and the Board’s Director nominees satisfy this standard. Experience relevant to having this ability may be achieved through a Director’s or Director nominee’s educational background; business, professional training or practice (e.g., medicine, accounting or law), public service or academic positions; experience from service as a board member (including the Board of the Fund) or as an executive of investment funds, public companies or significant private or not-for-profit entities or other organizations; and/or other life experiences. The Board’s Governance and Nominating Committee Charter contains certain other factors considered by the Committee in identifying and evaluating potential Director nominees.

To assist them in evaluating matters under federal and state law, the Directors are counseled by their own independent legal counsel, who participates in Board meetings and interacts with Schroders, and also may benefit from information provided by counsel to the Fund; both Board and Fund counsel have significant experience advising funds and fund board members. The Board and its committees have the ability to engage other experts as appropriate. The Board evaluates its performance on an annual basis.

Information about each continuing Director and Board nominee for Director follows (supplementing the information provided in the table above), including some of the specific experiences, qualifications, attributes or skills that each Director and Board nominee for Director possesses which the Board believes has prepared them to be effective Directors. Each Director and Board nominee for Director satisfies the “Relevant Experience and Country Knowledge” requirements and does not have any “Conflict of Interest,” as such terms are defined in the Fund’s Amended and Restated By-Laws and also set forth in the Governance and Nominating Committee Charter, which was attached as Exhibit A to the Fund’s Proxy Statement dated May 4, 2016.

•

Brian A. Berris — Mr. Berris, the Chairman of the Board of the Fund, has an extensive business and investment management background. He joined Brown Brothers Harriman & Co. (“BBH”) in 1973 and has been a Partner at BBH since 1991. Mr. Berris served as Head of BBH’s U.S. Wealth Management activities for taxable investors from 1991 to 1998. From 1998 to 2010, he served as Head of BBH’s Global Investment Management business for institutional and private investors. During this period, Mr. Berris served on several firm-wide committees, including the Finance Committee and the Steering Committee. Mr. Berris satisfies the qualification provisions under the Fund’s By-Laws as a result of his tenure and service in various senior executive roles at BBH, a financial firm and an investment management business, and his lack of any conflicts of interest, as defined in the Fund’s By-Laws.

•

Joseph S. Calhoun, III — Mr. Calhoun currently serves as Treasurer of Carnegie Mellon University, where he is responsible for cash and liquidity management, short-term investment, borrowing and investment support for the University’s retirement plans. He served as a board member of the Schroder family of mutual funds advised by SIMNA from 2010 to 2017. Previously, Mr. Calhoun served for nearly 20 years in senior executive capacities for New York Life Insurance Company and New York Life International, which have substantial global asset management platforms, including as President and CEO of New York Life Capital Corporation and Senior Vice President and Treasurer of New York Life Insurance Company and New York Life International. Mr. Calhoun satisfies the qualification provisions under the Fund’s By-Laws as a result of his tenure and service in various senior executive roles at New York Life, a financial firm and an investment management business, and his lack of any conflicts of interest, as defined in the Fund’s By-Laws.

•

Claus Helbig — Dr. Helbig has served as a director or supervisory board member of several multi-national corporations or their affiliated entities, including Audi AG, Booz Allen Hamilton and GLL Real Estate Partners, a Munich-based real estate funds management group. He formerly served as the Chief Financial Officer of Munich Re, one of the largest global reinsurers, and a supervisory board member of CLAAS KgaA mbH, a German-based international agricultural engineering company. He also has a legal degree from the University of Geneva. Dr. Helbig also serves as the Chair of the Fund’s Governance and Nominating Committee. Dr. Helbig satisfies the qualification provisions under the Fund’s By-Laws as a result of his service as the Chief Financial Officer of Munich Re for more than five years, his tenure and service in various senior executive and director roles at financial services firms, investment management businesses and consulting firms for more than 10 years and his lack of any conflicts of interest, as defined in the Fund’s By-Laws.

•

Jean E. Hoysradt — Ms. Hoysradt served as Chief Investment Officer of Mousse Partners Limited, a leading private investment office based in New York, from April 2001 to December 2015. She served as Senior Vice President and Head of the Investment and Treasury Departments at New York Life Insurance Company from 1991 to 2000, and previously held positions in investment banking and investment management at Manufacturers Hanover Trust Company, The First Boston Corporation and The Equitable Life Assurance Society of the U.S. Ms. Hoysradt is a member of the

Board of Directors of W. P. Carey Inc., and served as Vice Chairman of the Board’s Investment Committee from June 2015 to January 2017. Ms. Hoysradt also is a member of Duke University Management Company’s Board of Directors, and is Chair of its Audit Committee. Ms. Hoysradt satisfies the qualification provisions under the Fund’s By-Laws as a result of her tenure and service in various senior executive roles at Mousse Partners Limited, an investment management business, and New York Life, a financial firm and an investment management business, and her lack of any conflicts of interest, as defined in the Fund’s By-Laws.

•

Fred J. Ricciardi — Mr. Ricciardi has an extensive financial, business and investment management background, having served for nearly 40 years in the investment management industry. He spent substantially all of his career with The Bank of New York Mellon Corporation (“BNY Mellon”), its affiliates or its predecessors, including The Bank of New York (“BNY”). Most recently, he served as an Executive Vice President leading business strategy and mergers and integrations for BNY Mellon’s Asset Servicing business line, having also led the integration of BNY’s business line merger with Mellon Financial Corporation in 2007. He also served as the Head of Global Funds Servicing and was in charge of expanding and implementing BNY’s global business in Europe, serving as director or chairman of several affiliated entities, including BNY International Financing Corp. and The Bank of New York Europe, Ltd. Mr. Ricciardi currently serves as a consultant to financial services companies, and is a member of the Board of Directors of the Pioneer Funds. Mr. Ricciardi satisfies the qualification provisions under the Fund’s By-Laws as a result of his tenure and service in various senior executive roles at BNY and BNY Mellon, financial firms and investment management businesses, and his lack of any conflicts of interest, as defined in the Fund’s By-Laws.

Board Committees, Meetings and Compensation

The Board has three standing Committees: the Audit Committee, the Governance and Nominating Committee and the Pricing Committee. Where deemed appropriate, the Board may constitute ad hoc committees.

Audit Committee.  The current members of the Audit Committee of the Board of Directors are Messrs. Bock, Brealey and Calhoun and Dr. Helbig. Mr. Bock serves as Chair of the Audit Committee. Each member of the Committee is “independent” under the listing standards of the New York Stock Exchange (“NYSE”). If elected by stockholders, it is anticipated that both Mr. Ricciardi and Ms. Hoysradt will be appointed to the Audit Committee to replace Messrs. Bock and Brealey. Both Mr. Ricciardi and Ms. Hoysradt qualify as “audit committee financial experts” for purposes of applicable Commission regulations.

Pursuant to the Audit Committee Charter adopted by the Fund’s Board of Directors, the function of the Audit Committee is to assist Board oversight of (i) the integrity of the Fund’s financial statements; (ii) the Fund’s compliance with legal and regulatory requirements; and (iii) the independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee has direct responsibility to appoint, retain, determine the compensation of, evaluate and terminate the Fund’s independent registered public accounting firm, including sole authority to approve all audit engagement fees and terms and, in connection therewith, to review and evaluate matters potentially affecting the independence and capabilities of the independent registered public accounting firm. The Audit Committee also oversees the accounting and financial reporting processes of the Fund and the audits of the Fund’s financial statements as well as the administration of the Fund. The Audit Committee held seven meetings during the year ended December 31, 2016. The Fund’s Audit Committee Charter is available on the Fund’s website at www.swzfund.com.

Governance and Nominating Committee.  The Board of Directors has a Governance and Nominating Committee on which all current Directors serve. Dr. Helbig serves as Chair of the Governance and Nominating Committee. Each member of the Committee is “independent” under the listing standards of the NYSE. If elected by stockholders, it is anticipated that both Mr. Ricciardi and Ms. Hoysradt will be appointed to the Governance and Nominating Committee.

Among other responsibilities, the Governance and Nominating Committee selects and nominates persons for election or appointment by the Board as Directors of the Fund and oversees the annual assessment of the effectiveness of the Board and such other matters of Fund governance as may be delegated to it by the Board or determined by the Governance and Nominating Committee to be appropriate. In evaluating potential nominees, including any nominees recommended by stockholders, the Committee takes into consideration the factors listed in the Governance and Nominating Committee Charter, including character and integrity, experience in business, investment and economic matters in Europe, the United States, or Switzerland or political matters of Switzerland, and whether the Committee believes the person has the ability to apply sound and independent business judgment and would act in the interest of the Fund and its stockholders. In evaluating potential nominees, the Committee also may consider whether a potential nominee’s professional experience, education, skills and other individual qualities and attributes, including gender, race or national origin, would provide beneficial diversity of skills, experience or perspective to the Board’s membership and collective attributes. Such considerations will vary based on the Board’s existing membership and other factors, such as the strength of a potential nominee’s overall qualifications relative to diversity considerations.

The Governance and Nominating Committee will consider nominees recommended by a stockholder if such recommendation is in writing and received by the Fund by the deadline specified below under “Stockholder Proposals” and otherwise complies with the requirements for such proposals contained in the Governance and Nominating Committee Charter and the Fund’s By-Laws. Any such recommendations should be submitted to the Fund’s Secretary, The Swiss Helvetia Fund, Inc., 7 Bryant Park, 17th Floor, New York, New York 10018. The Governance and Nominating Committee held three meetings during the year ended December 31, 2016. The Fund does not provide a copy of the Governance and Nominating Committee Charter on its website, but the Fund’s current Governance and Nominating Committee Charter was attached as Exhibit A to the Fund’s Proxy Statement dated May 4, 2016.

Pricing Committee.  The Board of Directors has a Pricing Committee whose current members are Messrs. Bock and Brealey and Dr. Helbig. Mr. Brealey currently serves as Chair of the Pricing Committee. The Pricing Committee oversees the fair valuation of the Fund’s portfolio securities for which market prices or quotations are not readily available or are deemed to be unreliable. The Pricing Committee held one meeting during the year ended December 31, 2016.

In November 2016, the Board of Directors reconstituted the Ad Hoc Strategic Planning Committee of the Board to assist the Board in considering certain actions that the Fund could take to enhance stockholder value and address the discount at which the Fund’s shares of common stock have traded, and in engaging and communicating with its stockholders. The current members of the Ad Hoc Strategic Planning Committee are Messrs. Berris, Bock, Calhoun and Brealey.

During the year ended December 31, 2016, the Board of Directors met six times. Each current Director, with the exception of Messrs. Calhoun and Ricciardi, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which he or she served. The Fund has no formal written policy regarding Directors’ attendance at annual meetings of stockholders. All of the current Directors, with the exception of Messrs. Calhoun and Ricciardi, who were not Directors at the time, attended the Fund’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).

During the year ended December 31, 2016, the Fund paid each Director an annual retainer of $40,982, except for the Chairman of the Board to whom the Fund paid $54,682 and for the Chairs of the three standing Committees to each of whom the Fund paid $46,884. In addition, the Fund paid each Director $1,300 for each Board meeting attended and paid each Director who is a member of a Committee a fee of $750 for each Committee meeting attended. Committee meeting fees are paid for only stand-alone meetings not held as part of another meeting, for example when certain items of Committee business may be addressed as part of the quarterly general Board meetings. The annual retainer paid to Directors (including the annual retainer paid to the Chairs of the Audit Committee, the Governance and Nominating Committee and the Pricing Committee) is adjusted annually, as of each January 1, in proportion to the increase (or decrease) in the Consumer Price Index for the preceding twelve month period. Each Director may be compensated for incremental work over and above attending a meeting, including work performed as a member of an ad hoc committee, based upon the value added to the Fund. Finally, the Fund reimburses the Directors for certain out-of-pocket expenses, such as travel expenses, in connection with Board meetings.

During the year ended December 31, 2016, the Directors who will continue to serve on the Board after the Meeting received from the Fund individual remuneration (exclusive of reimbursed expenses), as follows:

Name of Person and Position	Aggregate Compensation From the Fund*
Brian A. Berris, Chairman of the Board	$64,732
Joseph S. Calhoun, III**	$0
Dr. Claus Helbig, Chair of the Governance and Nominating Committee	$54,813
TOTAL REMUNERATION:	$119,545

*

The Fund is not part of a fund complex or group, and, accordingly, the Directors do not serve on the board of any other registered investment company in a complex or group with the Directors. Retirement and/or pension benefits are not offered as part of the compensation for Directors.

**	Mr. Calhoun was appointed by the Board of Directors as a non-interested Class I Director of the Fund on December 6, 2016.

During the year ended December 31, 2016, Messrs. Bock, Boillat, Brealey and Witt received aggregate compensation of $224,359 from the Fund. No Executive Officer of the Fund received any compensation from the Fund for the most recently completed fiscal year. Mr. Ricciardi and Ms. Hoysradt, who are nominees to serve as Class I and Class III Directors, respectively, did not serve on the Board during 2016 and did not receive any compensation from the Fund. Accordingly, no other persons have been included in the preceding compensation table.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Fund’s Directors, its Executive (and certain other) Officers, Schroders and certain affiliated persons of Schroders and any persons beneficially owning more than ten percent of the Fund’s common stock are required to report their ownership of the Fund’s common stock and any changes in that ownership to the Fund, the Commission and the NYSE. Specific due dates for these forms have been established, and the Fund is required to report in this Proxy Statement any failure to file by these dates during 2016. Based solely upon a review of copies of such forms and written representations from certain of such persons, all of these requirements appear to have been satisfied by such persons during the year ended December 31, 2016, except that a Form 4 to report Mr. Calhoun’s acquisition of shares of the Fund’s common stock on December 9, 2016 was filed late due to administrative oversight.

Security Ownership of Certain Beneficial Owners

As of the record date, no stockholder, to the knowledge of the Fund, based on Schedule 13G and 13D filings with the Commission, beneficially owned more than five percent of the Fund’s outstanding shares of common stock, except as listed below:

Name of Person	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Wells Fargo & Company[1]	4,206,638	14.93%
1607 Capital Partners, LLC[2]	3,905,081	13.90%
Lazard Asset Management LLC[3]	2,417,555	8.63%
Bulldog Investors, LLC[4]	2,104,962	7.48%
Karpus Management, Inc.[5]	1,442,536	5.15%

[1]

Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104, on behalf of certain of its subsidiaries and the advisory clients thereof, filed on January 24, 2017 a beneficial ownership report on Schedule 13G/A with the Commission reporting beneficial ownership as of December 31, 2016.

[2]

1607 Capital Partners, LLC, 13 S. 13th Street, Suite 400, Richmond, Virginia 23219, on behalf of its advisory clients, filed on February 13, 2017 a beneficial ownership report on Schedule 13G/A with the Commission reporting beneficial ownership as of December 31, 2016.

[3]

Lazard Asset Management LLC, 30 Rockefeller Plaza, New York, New York 10112, on behalf of its advisory clients, filed on February 10, 2017 a beneficial ownership report on Schedule 13G/A with the Commission reporting beneficial ownership as of December 31, 2016.

[4]

Bulldog Investors, LLC, Phillip Goldstein, Andrew Dakos and Steven Samuels, Park 80 West-Plaza Two, 250 Pehle Avenue, Suite 708, Saddle Brook, New Jersey 07663, on behalf of their advisory clients, filed on March 14, 2017, a beneficial ownership report on Schedule 13D/A with the Commission reporting beneficial ownership as of March 13, 2017.

[5]

Karpus Management, Inc., doing business as Karpus Investment Management, 183 Sully’s Trail, Pittsford, New York 14534, on behalf of its advisory clients, filed on February 14, 2017 a beneficial ownership report on Schedule 13G/A with the Commission reporting beneficial ownership as of December 31, 2016.

PROPOSAL 2: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on March 22, 2017, the Audit Committee of the Fund’s Board of Directors recommended, and the Board of Directors approved and ratified, Tait, Weller & Baker, LLP to act as the independent registered public accounting firm for the Fund for the year ending December 31, 2017. Based principally on representations from Tait Weller, the Fund knows of no direct financial or material indirect financial interest of Tait Weller in the Fund. Tait Weller has served as the independent registered public accounting firm for the Fund since December 23, 2016, following the resignation of PricewaterhouseCoopers LLP (“PwC”) as the Fund’s independent registered public accounting firm, as discussed below. No representative of Tait Weller is expected to be present at the Meeting, but will be available by telephone and will have an opportunity to make a statement (if the representative so desires) and to respond to appropriate questions.

Neither the Fund’s Certificate of Incorporation or its By-Laws requires that the stockholders ratify the appointment of Tait Weller as the Fund’s independent registered public accounting firm, but the Fund is doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Fund’s Board of Directors will reconsider whether or not to continue to retain Tait Weller, but may decide to do so. Even if the appointment is ratified, the Audit Committee and the Board of Directors in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Fund and its stockholders.

Resignation of PricewaterhouseCoopers LLP, the Fund’s Former Independent Registered Public Accounting Firm

On December 21, 2016, PwC resigned as the Fund’s independent registered public accounting firm, in light of the existence of certain lending relationships relevant to the Fund thought to bear on independence considerations associated with Rule 2-01(c)(1)(ii)(A) of Regulation S-X or the “Loan Rule.” PwC advised the Audit Committee that none of those lending relationships compromised or impaired its objectivity or impartiality in connection with its audits of the Fund’s financial statements.

PwC served as the Fund’s independent registered public accounting firm for the fiscal years ended December 31, 2014 and December 31, 2015. The audit reports of PwC on the Fund’s financial statements as of and for the years ended December 31, 2014 and December 31, 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2014 and December 31, 2015 and through December 21, 2016, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports for such years, nor were there any “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Fund previously provided PwC with a copy of the foregoing disclosures, as set forth in the Fund’s Current Report on Form 8-K filed with the Commission on December 23, 2016 (the “Form 8-K”), and asked PwC to furnish the Fund with a letter addressed to the Commission stating whether or not it agreed with the statements contained herein. A copy of PwC’s letter, stating that it agreed with the above statements, was included as an exhibit to the Form 8-K. In addition, the Fund requested that PwC review the disclosures contained herein.

Engagement of Tait, Weller & Baker, LLP, the Fund’s Current Independent Registered Public Accounting Firm

Effective December 23, 2016, Tait Weller was engaged to serve as the Fund’s independent registered public accounting firm to audit the Fund’s financial statements for the fiscal year ending December 31, 2016. The Board of Directors of the Fund approved the engagement of Tait Weller upon the recommendation of its Audit Committee.

During the fiscal years ended December 31, 2014 and December 31, 2015 and through December 23, 2016, neither the Fund nor any person on its behalf has consulted with Tait Weller with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.

The Fund requested that Tait Weller review the disclosures contained herein.

Certain Information Concerning Payments to Independent Registered Public Accounting Firms

(a)  Audit Fees.  The aggregate fees billed for each of the last two fiscal years (the “Reporting Periods”) for professional services rendered by PwC (for the fiscal year ended December 31, 2015) and Tait Weller (for the fiscal year ended December 31, 2016) for the audit of the Fund’s annual financial statements, or services that are normally provided in connection with the statutory and regulatory filings or engagements for the Reporting Periods, were $91,600 in 2015 and $50,000 in 2016, respectively.

(b)  Audit-Related Fees.  The aggregate fees billed in the Reporting Periods for assurance and related services rendered by PwC (for the fiscal year ended December 31, 2015) and Tait Weller (for the fiscal year ended December 31, 2016) that are reasonably related to the performance of the audit of the Fund’s financial statements and are not reported under paragraph (a) above (“Audit-Related Services”) were $7,500 in 2015 and $0 in 2016, respectively. These services, in accordance with Statement on Auditing Standards No. 100, Interim Financial Information, consisted of review of the Fund’s semi-annual reports to stockholders.

There were no fees billed by PwC or Tait Weller in the Reporting Periods for assurance and related services rendered by PwC or Tait Weller, respectively, to Schroders or any entity controlling, controlled by or under common control with Schroders that provides ongoing services to the Fund (“Service Affiliates”) which were required to be pre-approved by the Audit Committee as described below.

(c)  Tax Fees.  The aggregate fees billed in the Reporting Periods for professional services rendered by PwC (for the fiscal year ended December 31, 2015) and Tait Weller (for the fiscal year ended December 31, 2016) for tax compliance, tax advice and tax planning (“Tax Services”) were $6,640 in 2015 and $5,500 in 2016, respectively. These Tax Services consisted of review or preparation of U.S. federal, state, local and excise tax returns.

(d)  All Other Fees.  PwC and Tait Weller did not provide any additional products or services to the Fund in the Reporting Periods, other than the services reported in paragraphs (a) through (c) above, but did receive reimbursement of out-of-pocket expenses of $1,235 in 2015 and $0 in 2016, respectively.

Audit Committee Pre-Approval Policies.  The Audit Committee pre-approves Tait Weller’s engagements for audit and non-audit services to the Fund, and non-audit services to Schroders and Service Affiliates on a case-by-case basis as required. Pre-approval considerations include whether the proposed services are compatible with maintaining Tait Weller’s independence.

Non-Audit Fees.  The aggregate non-audit fees billed in the Reporting Periods for services rendered by PwC (for the fiscal year ended December 31, 2015) and Tait Weller (for the fiscal year ended December 31, 2016) to the Fund were $15,375 in 2015 and $5,500 in 2016. These aggregate non-audit fees include the Audit-Related and Tax Services, and out-of-pocket expenses, described above. There were no fees billed by PwC or Tait Weller in the Reporting Periods for non-audit services rendered by PwC or Tait Weller, respectively, to Schroders or Service Affiliates.

Auditor Independence.  The Audit Committee considers whether the provision of any non-audit services rendered to Schroders or Service Affiliates which were not pre-approved (not requiring pre-approval) is compatible with maintaining Tait Weller’s independence.

Required Vote and the Board’s Recommendation

The selection of the Fund’s independent registered public accounting firm will be ratified if approved by a majority of shares present in person or represented by Proxy at the Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO RATIFY THE SELECTION OF TAIT, WELLER & BAKER, LLP AS THE

FUND’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2017.

REPORT OF AUDIT COMMITTEE

The Audit Committee has exclusive oversight of the Fund’s financial reporting process. The Committee operates pursuant to a Charter which has been approved by the Board, a copy of which is available on the Fund’s website at www.swzfund.com. As set forth in the Charter, management of the Fund is responsible for the (i) preparation, presentation and integrity of the Fund’s financial statements, (ii) maintenance of appropriate accounting and financial reporting principles and policies and (iii) maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Fund’s independent registered public accounting firm, Tait Weller, is responsible for auditing the Fund’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee considered and discussed the December 31, 2016 audited financial statements with management and with Tait Weller. The Committee also discussed with Tait Weller the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications With Audit Committees, as currently in effect. Finally, the Committee reviewed the written disclosures and the letter from Tait Weller required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and discussed with Tait Weller the auditors’ independence.

Stockholders are reminded, however, that the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and Tait Weller. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Fund’s 2016 financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles, nor do they assure Tait Weller’s independence. Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee determined, and recommended to the Board, that the Fund’s audited financial statements be included in the Fund’s Annual Report to Stockholders for the year ended December 31, 2016, and filed with the Commission.

Jean-Marc Boillat

Richard Brealey

Joseph S. Calhoun, III

Dated: February 28, 2017

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE FUND’S CERTIFICATE OF

INCORPORATION TO ELIMINATE THE CLASSIFICATION

OF THE FUND’S BOARD OF DIRECTORS

The Fund’s Board of Directors is currently comprised entirely of Non-Interested Directors who have been elected previously by the Fund’s stockholders, with the exception of Messrs. Calhoun and Ricciardi.

The Fund’s Certificate of Incorporation, as amended to date (the “Charter”), and Amended and Restated By-Laws, provide for the Fund’s Board of Directors to be classified into three classes of Directors. Directors of each class are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following their election or until their successors are duly elected and qualified. This classified board structure has been in place since the Fund’s inception in 1987.

At the Fund’s 2016 Annual Meeting, stockholders approved a proposal submitted by Mr. Kenneth Steiner, a stockholder of the Fund, requesting that the Fund take the steps necessary to reorganize the Board into one class with each Director subject to election each year. Following the 2016 Annual Meeting, the Board reviewed and reconsidered the arguments both for and against a classified board, many of which were set forth in the Fund’s 2016 Proxy Statement, as well as other factors, including, but not limited to the voting results from the 2016 Annual Meeting, as well as the voting results on similar “declassification” proposals previously submitted to the Fund’s stockholders. Upon completion of this review, the Board, giving significant weight to the voting results from the 2016 Annual Meeting, determined that it was advisable to amend the Charter to eliminate the classification of the Board. At a special meeting held on November 7, 2016, the Board voted to commence taking the steps necessary to seek stockholder approval to declassify the Board. At a meeting held on March 22, 2017, the Board deemed advisable and approved an amendment to the Charter that would eliminate the classification of the Board over a three-year period and directed that this amendment be submitted for consideration and to be voted upon by the Fund’s stockholders at the Meeting. The text of this amendment to the Charter is attached as Exhibit A to this Proxy Statement.

If this amendment is approved by the Fund’s stockholders, then the Fund will file a Certificate of Amendment to the Charter containing the amendment text set forth in Exhibit A to this Proxy Statement with the Secretary of State of the State of Delaware. If approved, the Charter amendment would not affect the classified term of any Directors elected at or prior to the Meeting. Directors who have been elected previously by stockholders were elected for specific terms with the expectation that Directors would serve their full term.

Beginning with the Fund’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), as each class’s term expires, the successors to the Directors in that class would be elected to serve until the Fund’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) or until their respective successors are duly elected and qualified. Accordingly, if this amendment is approved by the Fund’s stockholders, then (i) at the 2018 Annual Meeting, the Class III Directors would be elected to serve for a two-year term and (ii) at the Fund’s 2019 Annual Meeting of Stockholders, the Class I Directors would be elected to serve for a one-year term. At the 2020 Annual Meeting, the transition to a declassified Board would be complete, as the Class II Directors’ terms would expire and each Director would be subject to annual election to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified.

Required Vote and the Board’s Recommendation

If a quorum of the Fund’s shares necessary for the transaction of business at the Meeting is present, Proposal 3 will be treated as approved if a majority of the Fund’s outstanding shares vote “FOR” the Proposal.

THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4: STOCKHOLDER PROPOSAL RECOMMENDING

THAT THE FUND’S BOARD OF DIRECTORS AUTHORIZE A SELF-TENDER OFFER

FOR ALL OF THE OUTSTANDING COMMON STOCK OF THE FUND

What is this Proposal?

Phillip Goldstein, of Bulldog Investors, LLC, and Judy Goldstein, stockholders of the Fund (together, the “Proponent”), are the proponents of the following non-binding proposal. The Proponent’s address and the number of shares owned in the Fund will be furnished by the Fund’s Secretary upon request. The Proponent’s proposal and accompanying supporting statement submitted to the Fund read as follows:

RESOLVED, The shareholders of The Swiss Helvetia Fund, Inc. (the Fund) request that the Board of Directors authorize a self-tender offer for all outstanding common shares of the Fund at or close to net asset value (NAV). If more than 50% of the Fund’s outstanding common shares are submitted for tender, the Board is requested to cancel the tender offer and take those steps that the Board is required to take to cause the Fund to be liquidated or converted to an exchange traded fund (ETF) or an open-end mutual fund.

SUPPORTING STATEMENT OF PROPONENT

“Over the past twenty years, the Fund’s shares have almost always traded at a double-digit discount to net asset value. Consequently, we think it is appropriate at this time for the Board of Directors to authorize a self-tender offer for the Fund’s shares at or close to NAV to afford long-term shareholders an opportunity to realize a price close to net asset value. If a majority of the Fund’s outstanding common shares are tendered, that would demonstrate that there is insufficient shareholder support for continuing the Fund in its closed-end format. In that case, we think the tender offer should be cancelled and the Fund should be liquidated or converted into (or merged with) an ETF or an open-end mutual fund.

If you agree that it is time to take meaningful action to address the Fund’s persistent discount, please vote for this (non-binding) proposal.”

The Board of Directors’ Statement of Opposition

The Fund’s Board of Directors carefully considered the Proponent’s proposal and concluded that the proposal is not in the best interest of the Fund and its long-term stockholders. The Board recommends you vote “AGAINST” Proposal 4.

The Board does not believe the tender offer advocated by the Proponent is in the best interests of the Fund or its stockholders. It is inconsistent with the Board’s ongoing efforts to enhance stockholder value and provide periodic liquidity without creating a meaningful adverse effect on the Fund’s performance, portfolio management or expense ratio. While the relatively modest periodic tender offers undertaken by the Fund over the last six years were, in part, intended to return to stockholders the increased value of the Fund’s assets, the very substantial tender offer advocated by the Proponent would, among other things, result in a major reduction in the Fund’s assets. As many of the Fund’s costs are fixed, those costs would be spread out over a smaller asset base, resulting in a material increase in the Fund’s expense ratio. In addition, the Fund’s portfolio management team would have at its disposal far fewer assets for future investment, making it more difficult to continue to achieve the Fund’s investment goals.

Furthermore, the Proponent’s proposal provides that, assuming the Fund were to conduct a tender offer, the offer will be completed if 50% or less of the Fund’s shares are tendered. As the Fund does not maintain a significant cash position, and just recently concluded a tender offer in which it repurchased 10% of its shares, carrying out such a tender offer likely would require the Fund to liquidate a significant portion of its portfolio in order to raise cash to pay tendering stockholders, as well as to distribute capital gains realized in connection therewith. The Fund also would incur significant transaction costs in selling portfolio securities to raise cash for such a large tender offer.

Overall, a material reduction in the Fund’s assets likely would create various constraints on Schroders’ ability to manage the Fund according to its investment objective and investment strategies, and would adversely affect a stockholder’s experience due to the Fund’s increased expense ratio and the Fund’s realization of substantial embedded long-term capital gains. Each of these results could adversely affect the Fund’s long-term performance and the impact on the Fund’s short-term performance also is likely to be significant.

The Proponent cites the Fund’s trading discount as the reason for the proposal. The Proponent has not provided, nor is the Board aware of, empirical evidence that a tender offer provides a permanent reduction in a fund’s trading discount to its net asset value. Furthermore, the Fund’s trading discount actually provides a benefit to long-term stockholders. When the Fund’s shares sell at a discount, stockholders can buy a dollar’s worth of the Fund’s assets for less than a full dollar and still obtain the investment returns generated by that full dollar. Stockholders would lose this benefit if the Fund were to be liquidated or converted to a mutual fund or exchange-traded fund (“ETF”).

Conducting a tender offer for all of the Fund’s outstanding shares also could lead to the liquidation of the Fund. If a significant number of shares are repurchased, the Fund may be unable to maintain a viable asset base to continue operating efficiently and could be forced to liquidate. Liquidation is a lengthy and costly process. More importantly, however, it would eliminate the Fund as a viable investment option, leaving stockholders with limited alternatives to invest in an important and successful market through a vehicle with a similar investment mandate.

The Board also believes that converting the Fund to a mutual fund or ETF would be inconsistent with the Fund’s investment purpose. Such a conversion would be inconsistent with the Fund’s long-term investment focus, would lead to certain operational and portfolio management complexities and, most importantly, would deprive the Fund’s stockholders of the benefits of a closed-end fund structure and the unique characteristics and investment profile they were seeking when they invested in the Fund.

The Board’s actions over the years, including more recent actions to replace the Fund’s former investment adviser with Schroders, evidence a commitment to overseeing the management of the Fund in a manner that is intended to benefit all of the Fund’s stockholders. Trading discounts can attract opportunistic short-term investors, such as the Proponent, that seek from time to time to exploit discounts for their own short-term financial gain to the detriment of long-term investors. The Board is mindful of the Fund’s stated long-term investment objective, and the fact that the Fund is designed primarily as a long-term investment, rather than as a trading vehicle. The Board does not endorse short-term trading, and believes that proposals principally geared towards reducing a fund’s discount, such as the Proponent’s proposal, are not in the best interests of long-term stockholders.

Board Actions Balance Providing Liquidity and Enhancing Stockholder Value.  Over the last six years, the Fund has conducted three tender offers for between 5% and 15% of the Fund’s then-outstanding shares, including the recent tender offer in which the Fund repurchased 10% of its shares at 98% of the Fund’s net asset value. As the Fund appreciates in value, the Board believes it is appropriate for the Fund’s stockholders, especially its long-term stockholders, to benefit from those gains either through periodic tender offers or increased distributions. In addition, in approving the tender offers, the Board also considered other factors including expressed stockholder interest in opportunities for additional liquidity. The Board also considered the potential impact the offer may have on the asset size and expenses of the Fund and its potential impact on the Fund’s ability to implement its investment strategies and achieve its investment objective. The Board generally believes that the benefits of relatively modest periodic tenders offset their adverse impact on the Fund’s asset size and expense ratio.

Additionally, the Fund has a long-standing policy of providing liquidity by repurchasing its shares through publicly announced stock repurchase programs. Over the last 18 years, with the exception of 2014, the Board has authorized an annual stock repurchase program. Since 1999, the Fund has repurchased approximately 8.8 million shares of its common stock, which has provided aggregate accretion to the Fund’s net asset value of approximately $22 million or $0.83 per share. In addition, since 2006, the Fund has declared and paid to investors over $339 million in dividends and distributions, an amount slightly greater than the Fund’s current net assets.

The Proponent’s Tender Offer could have a Significant Negative Impact to the Fund’s Long-Term Viability.  The Proponent’s proposal provides that, assuming the Fund were to conduct a tender offer, if 50% or less of the Fund’s shares are tendered, the offer will be completed. Such a tender offer could result in a substantial reduction in the Fund’s net assets. As certain of the Fund’s costs are fixed, those costs would be spread out over a smaller asset base, resulting in a material increase in the Fund’s expense ratio. As a separate matter, a reduction of assets could result in a higher aggregate management fee rate payable to Schroders, as the Fund would no longer be able to benefit from the higher asset-based breakpoints in its fee schedule. Furthermore, as the Fund’s expense ratio increases, the Fund’s discount also could increase, as the attractiveness of investing in the Fund would wane. A higher expense ratio also is likely to negatively impact the Fund’s relative performance against Swiss market indexes, such as the Swiss Performance Index, further reducing the attractiveness of the Fund to investors.

Carrying out such a tender offer likely would require the Fund to liquidate a significant portion of its portfolio in order to raise cash to pay tendering stockholders, as well as to distribute capital gains realized in connection therewith. The Fund may be forced to sell portfolio holdings earlier than Schroders otherwise would sell such holdings, or during adverse market conditions, potentially resulting in losses. The untimely sale of portfolio securities may affect the market for those securities, which may, in turn, diminish the Fund’s net asset value. In addition, the sale of portfolio securities likely will increase the Fund’s portfolio turnover, resulting in additional expense to stockholders. The sale of a significant portion of the Fund’s portfolio for cash also would be a complicated and costly process. The Fund would incur significant transaction costs in selling portfolio holdings to pay for tendered shares. These transaction costs would be borne by all stockholders, including those who choose not to tender their shares.

Furthermore, there likely are negative tax consequences to conducting a tender offer for all of the Fund’s shares. As a result of having to sell a significant amount of portfolio securities to raise cash to pay stockholders who tender their shares, the Fund may realize capital gains or losses at times that are disadvantageous to the Fund and its stockholders. For example, the Fund may realize capital gains from the substantial embedded capital gains it has in its portfolio (approximately 36% of net assets as of March 31, 2017). This will result in otherwise unnecessary taxable long-term capital gains distributions to all of the Fund’s stockholders, not just the stockholders who redeem their shares in connection with the tender offer. To the extent the Fund sells securities held for less than one year, all of the Fund’s stockholders may realize taxable income or short-term capital gains taxed at a higher federal tax rate. In addition to this potential tax liability, to the extent a stockholder redeems the Fund’s shares in the tender offer, such redemption likely also would be a taxable transaction for federal income tax purposes. Relatively modest periodic tender offers, such as the one the Fund recently completed, are less likely to have a negative tax impact to stockholders, as less embedded capital gains may be realized by the Fund and there may be available realized capital losses to offset those gains.

No Evidence Tender Offers Permanently Reduce Trading Discounts; The Fund’s Discount Has Benefitted Long-Term Stockholders.  The Proponent has not provided, nor is the Board aware of, empirical evidence that a tender offer provides a permanent reduction in a fund’s trading discount to its net asset value. The Fund’s previous experience with tender offers supports the Board’s view that, while tender offers may initially narrow a fund’s trading discount, any resulting reduction in the discount tends to be short-lived. While the Fund’s 2011 tender offer resulted in a short-term narrowing of the Fund’s discount, the Fund’s 2014 tender offer did not. In fact, noteworthy are the subsequent widenings in the Fund’s discount that occurred after both tender offers were completed.

Because the Fund’s shares are listed on a stock exchange and are publicly-traded, the trading price for its shares is set by the market and can deviate from its net asset value. Trading discounts to net asset value are common in the closed-end fund market, particularly among equity funds. The available reported data for closed-end equity funds classified as “Developed Market” by the Closed-End Fund Association (website: www.cefa.com), showed that as of the week ended March 24, 2017, the average discount for all closed-end funds in that category, which includes the Fund, was -11.4%. Similarly, for the five years ended December 31, 2015, the average discount for funds in that category was -11.3%, -10.4%, -9.2%, -11.7% and -11.9%, respectively. It also should be noted that, based on reported data from the Closed-End Fund Association, the closed-end fund managed by Bulldog Investors, LLC, which is controlled by Mr. Goldstein, also traded at an average discount of around -10% during the same period.

Furthermore, there are significant, well-recognized advantages to a closed-end fund trading at a discount. A discount enables stockholders to invest in the Fund’s underlying assets at a below-market price for those assets. For example, if the Fund is trading at a 12% discount, investors can buy a dollar’s worth of the Fund’s assets for 88 cents, and yet still obtain the full investment returns generated by the full dollar. Additionally, stockholders that reinvest their dividends and capital gains distributions at a discount receive greater returns over the long term, as their reinvested distributions buy more shares than they would if the Fund were trading at its net asset value. The combination of enhanced returns and the Fund’s low expense ratio has served well the Fund’s long-term stockholders that have reinvested their distributions over the years. The fact that stockholders have been able to invest in the Fund’s underlying stocks more cheaply than if they bought the stocks for themselves has meant that the return on their shares generally has been greater than that on the Fund’s net asset value. Further, although the Fund’s discount fluctuates from time to time, changes in the discount are strongly mean-reverting—that is, any change in the discount tends to be reversed in the subsequent period, thus reducing any potential adverse consequences as a result of such fluctuations.

The following table compares the returns on the Fund’s shares with the returns on the Fund’s portfolio, based on net asset value, from 1990 to the end of March 2017. The first column shows the annualized returns to a stockholder who invested in the Fund’s shares at the beginning of each year and held those shares to the end of March 2017 (assuming the stockholder reinvested all distributions in additional shares of the Fund). The second column shows the annualized returns of the Fund’s net asset value (i.e., the returns on the Fund’s portfolio of Swiss equity securities). For 27 of the 28 periods, the Fund’s stockholders have been able to buy Swiss assets (e.g., the Fund’s portfolio) at a discount. The ability to buy the Fund’s shares at a discount, as a result, has increased the returns earned by the Fund’s stockholders.

	Annualized Returns from Start of Year to March 2017(%)*
	SWZ Stock	SWZ Net Asset Value
1990	7.77	7.79
1991	9.06	8.05
1992	8.95	8.19
1993	9.12	8.26
1994	7.15	6.88
1995	8.08	7.17
1996	7.71	6.30
1997	8.28	6.65
1998	6.73	5.14
1999	5.84	4.20
2000	6.62	4.60
2001	6.08	4.27
2002	8.25	6.55
2003	9.39	7.44
2004	7.25	5.56
2005	6.02	4.75
2006	5.37	3.97
2007	2.62	1.76
2008	3.36	1.62
2009	7.10	5.21
2010	8.29	6.40
2011	6.40	4.55
2012	10.52	8.30
2013	9.68	7.18
2014	3.18	1.74
2015	6.30	3.16

	Annualized Returns from Start of Year to March 2017(%)*
	SWZ Stock	SWZ Net Asset Value
2016	10.64	4.45
2017**	13.61	8.66

*	Source: Bloomberg

**	Not annualized

Liquidation or Conversion of the Fund is not Desirable.  The Proponent’s proposal provides that, assuming the Fund were to conduct a tender offer, if more than 50% of the Fund’s then-outstanding shares are tendered, the Fund should be liquidated or converted to a mutual fund or an ETF. The Board believes that neither liquidation nor conversion is in the best interests of the Fund and its stockholders.

Overall, the Board believes that liquidating the Fund is not a prudent course of action. The liquidation of the Fund would eliminate the Fund as a viable investment option for all stockholders, leaving stockholders with limited alternatives to invest in a similar investment mandate. The Fund is the only registered closed-end investment company that invests substantially all of its assets in Swiss companies and the limited universe of mutual fund or ETFs that also focus their investments in Swiss equities do not have the broader investment mandate, including more flexibility to invest in small and mid-cap companies or other less liquid securities. Furthermore, the Board believes that the Fund is well-positioned to continue to meet its investment objective of seeking long-term capital appreciation for its stockholders, and that the Fund’s investment approach and long-term market price performance, and the benefits of the Fund’s closed-end fund structure, may be more important to stockholders than its trading discount.

Converting the Fund to a mutual fund or ETF is inconsistent with the Fund’s investment purpose. As a general matter, closed-end funds differ from mutual funds and ETFs in certain meaningful ways. As a result of the fact that closed-end funds have permanent capital, portfolio managers are not burdened by non-investment considerations, such as continuous sales or redemptions of shares and the need to manage the Fund’s portfolio accordingly. Mutual funds, however, must seek to maintain cash reserves to satisfy daily redemptions in amounts that cannot be anticipated and may occur at inopportune times, such as in down markets. If the Fund were to convert to a mutual fund or an ETF, liquidity concerns and regulatory requirements would limit the portion of the Fund’s assets that could be invested in less liquid or illiquid securities that could be highly attractive from a portfolio management and investment standpoint. Moreover, long-term Fund stockholders could find that their money was invested in an entity with many characteristics different from — and possibly less attractive than — the one in which they had purchased shares.

As a separate matter, the conversion of the Fund to an ETF could require the Fund to apply for, and obtain, an order from the SEC granting exemptions under the 1940 Act necessary for the Fund to operate as an ETF, unless the conversion occurs through a merger or other reorganization with an existing ETF or the sale of the Fund to a third-party with SEC exemptive relief, in which case Schroders may not be able to serve as the Fund’s investment adviser. Obtaining SEC exemptive relief would be a time consuming, costly and labor-intensive process and the Fund cannot assure stockholders that such relief would be granted. In addition, the “conditions to relief” that would be imposed by the SEC would result in substantial changes to the manner in which Schroders conducts the management and investment program of the Fund. Structuring the Fund as an ETF also would require consideration as to the nature of the Fund’s portfolio securities, as shares may be tendered for a basket of the Fund’s securities and/or cash.

In addition, both the liquidation of the Fund or the conversion of the Fund to a mutual fund or ETF would be a lengthy process, involving substantial costs to the Fund and, indirectly, to stockholders, and also raises many of the same disadvantages detailed above relating to a tender offer. Importantly, the Fund’s Charter requires the affirmative vote of at least 75% of the Fund’s outstanding voting securities to approve the Fund’s liquidation or to convert the Fund to a mutual fund or an ETF. As such, neither the liquidation of the Fund nor its conversion to a mutual fund or an ETF can occur without a subsequent vote of the Board of Directors, consistent with their fiduciary duties, followed by a (i) separate mailing of a proxy statement to the Fund’s stockholders that explains the details of the proposed liquidation or conversion, and (ii) separate vote of the Fund’s stockholders approving the proposed transaction.

THE FUND’S BOARD OF DIRECTORS RECOMMENDS

YOU VOTE AGAINST PROPOSAL 4.

Potential Termination of the Fund’s Advisory Agreements

Approval of the non-binding tender offer proposal (i.e., Proposal 4) could lead to the termination of the Fund’s investment advisory agreements with Schroders. Bulldog intends to solicit proxies for a proposal seeking to tie the non-binding proposal to termination of the Fund’s investment advisory arrangements. If Bulldog’s proposal and Proposal 4 are approved by stockholders, and the Board does not announce within ten days of the Meeting its intention to implement Proposal 4 — a proposal that, as noted above, the Board has concluded is not in the best interest of the Fund and its long-term stockholders — Bulldog has stated its intention to litigate the matter to force the Board to terminate the Fund’s advisory arrangements, thus leaving the Fund without the investment adviser that was resoundingly approved by stockholders three years ago.

The Fund has benefitted from Schroders serving as its investment adviser, and does not believe that the termination of Schroders is an outcome desired by the Fund’s stockholders. SIMNA and SIMNA Ltd. were selected by the Board and the Fund’s stockholders in 2014 to serve as the Fund’s investment adviser and sub-investment adviser, respectively, and commenced providing advisory services to the Fund on July 1, 2014. The disciplined process applied by Schroders in managing the Fund’s portfolio in pursuit of its investment objective has served to reinforce the Fund’s position as an attractive closed-end vehicle for long-term investors seeking participation in the Swiss equity market. The Board continues to work closely with Schroders in seeking to enhance shareholder value and provide stockholders with alternative sources of liquidity for their investments in the Fund’s shares.

The Fund believes that Bulldog is attempting to leverage your vote for this non-binding proposal to serve its own destabilizing and self-interested motives. Bulldog’s recent actions — namely, its attempt to take control of the Board, its proposal seeking to terminate the Fund’s investment advisory arrangements and Full Value Partners’ lawsuit — evidences its intent in this regard. Voting “FOR” the Proponent’s proposal could put the Fund’s investment advisory agreements at risk of termination, which could have a catastrophic effect on the Fund and its stockholders.

What is the Required Vote and What Would Happen if Proposal 4 is Approved?

If a quorum of the Fund’s shares necessary for the transaction of business at the Meeting is present, Proposal 4 will be treated as approved if a majority of shares present in person or represented by Proxy at the Meeting and entitled to vote thereon vote “FOR” the Proposal. Proposal 4 is not a stockholder vote to approve a self-tender offer for all of the outstanding shares of common stock of the Fund, but rather it proposes that the Fund’s stockholders ask the Directors to take action to effect such a tender offer. If Proposal 4 passes at the Meeting, the Directors would continue to exercise their fiduciary duty to act in the interest of the Fund’s stockholders in investigating further the details and potential benefits and detriments of authorizing a self-tender offer for all of the Fund’s outstanding shares of common stock, but would not be obligated to conduct such a tender offer. In addition, even if the Board concluded that a self-tender offer was in the best interest of the Fund and its stockholders, it may authorize a self-tender offer with terms that are different from those contained in the Proponent’s proposal.

If Proposal 4 is approved, the Fund conducts a tender offer for all of the Fund’s outstanding shares of common stock, and more than 50% of the Fund’s shares are tendered pursuant to that tender offer, it is within the Board’s discretion to determine: (i) whether to cancel the tender offer; and (ii) if so, whether to approve and submit to stockholders for their approval a proposal to liquidate the Fund or convert the Fund to a mutual fund or ETF. Voting “FOR” Proposal 4 at the Meeting will not enable stockholders to choose, or indicate any preference, between liquidating the Fund and converting it to a mutual fund or ETF if the tender offer is terminated in accordance with the terms of Proposal 4. Moreover, such a transaction cannot occur without (i) a separate mailing of a proxy statement to the Fund’s stockholders that explains the details of the proposed transaction, and (ii) a separate vote of the Fund’s stockholders approving the transaction.

OTHER MATTERS

It is the intention of the persons named in the enclosed form of WHITE Proxy to exercise their discretion, to the extent permitted by applicable law, to vote “AGAINST” Bulldog’s Director nominees, “AGAINST” Proposal 4 and “AGAINST” its proposal seeking to terminate the Fund’s investment advisory agreements, and “FOR” the proposals seeking stockholder reaffirmation of support for the Fund’s Bylaw provisions. The rationale for voting on those proposals is outlined in the Introduction to this Proxy Statement. The Fund may send stockholders additional materials providing further detail around the Board’s voting recommendations. Stockholders should carefully read this Proxy Statement and any additional Proxy solicitation materials they receive.

Other than Bulldog’s proposals and the other matters identified in this Proxy Statement, no other business is expected to come before the Meeting. Should any other matter requiring a vote of stockholders properly arise, however, including any question as to an adjournment of the Meeting, the persons named in the enclosed WHITE Proxy will vote thereon according to their best judgment in the interest of the Fund.

Stockholders who wish to communicate with the Directors should send communications to The Swiss Helvetia Fund, Inc., 7 Bryant Park, 17th Floor, New York, New York 10018, to the attention of the Secretary. The Secretary is responsible for determining, in consultation with other officers of the Fund and Fund counsel, which stockholder communications will be directed to the Director or Directors indicated in the communication.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals intended to be presented at the Fund’s Annual Meeting of Stockholders in 2018 must be received by the Fund on or before January 12, 2018 in order to be considered for inclusion in the Fund’s Proxy Statement and form of Proxy relating to that meeting. In addition, the Fund’s By-Laws provide that if a stockholder of record entitled to vote desires to bring proposals (including Director nominations) before the 2018 Annual Meeting, written notice of such proposals as prescribed in the By-Laws must be received by the Fund’s Secretary, The Swiss Helvetia Fund, Inc., 7 Bryant Park, 17th Floor, New York, New York 10018, between February 27, 2018 and March 29, 2018.

For additional requirements, stockholders may refer to the By-Laws, a current copy of which may be obtained without charge upon request from the Fund’s Secretary. If the Fund does not receive timely notice pursuant to the By-Laws, the proposal will be excluded from consideration at the meeting.

EXPENSES OF PROXY SOLICITATION

The Fund will bear the cost of soliciting Proxies on behalf of the Board of Directors. In addition to the use of mails, Proxy solicitations may be made by telephone, fax and personal interview by the Fund’s Proxy solicitor, Georgeson LLC (“Georgeson”), the Fund’s Directors and officers and officers of Schroders without additional compensation. Brokerage houses, banks and other fiduciaries may be requested to forward Proxy solicitation material to their customers to obtain authorization for the execution of Proxies, and they will be reimbursed by the Fund for out-of-pocket expenses incurred in this connection. If you have any questions concerning this Proxy solicitation, please contact Georgeson, Telephone Number: 1-888-661-5651.

As a result of the potential proxy solicitation by Bulldog, the Fund may incur additional costs in connection with its solicitation of proxies. The Fund has hired Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, to assist us in the solicitation of proxies for a fee of up to $20,000 plus out-of-pocket expenses. Georgeson expects that approximately 25 of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year will significantly exceed those normally spent for an Annual Meeting. Such costs are expected to aggregate approximately $300,000, exclusive of any potential litigation costs in connection with the Meeting. These additional solicitation costs are expected to include the fee payable to Georgeson; fees of outside counsel and financial and other advisors to advise the Fund in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of the Fund’s shares, as described above; and the costs of retaining an independent inspector of election. To date, the Fund has not incurred any of these solicitation costs.

Authorizations to execute Proxies may be obtained by telephonic transmitted instructions in accordance with procedures designed to authenticate the stockholder’s identity. However, brokers will not be entitled to vote Proxies by telephone after receipt by Broadridge Financial Solutions, Inc. of a competing set of proxy materials from Bulldog. In all cases where a telephonic Proxy is solicited, the stockholder will be asked to provide his or her address, social security number (in the case of an individual) or taxpayer identification number (in the case of a non-individual) and the number of shares owned and to confirm that the stockholder has received the Proxy Statement and WHITE Proxy in the mail. Within 72 hours of receiving a stockholder’s telephonic transmitted voting instructions, a confirmation will be sent to the stockholder to ensure that the vote has been taken in accordance with the stockholder’s instructions and to provide a telephone number to call immediately if the stockholder’s instructions are not correctly reflected in the confirmation. Any stockholder giving a Proxy may revoke it at any time before it is exercised by submitting a new Proxy to the Fund or by attending the Meeting and voting in person.

HOUSEHOLDING

Please note that only one Annual Report or most recent Quarterly Report or Proxy Statement may be delivered to two or more stockholders of the Fund who share an address, unless the Fund has received instructions to the contrary. To request a separate copy of an Annual Report or most recent Quarterly Report or Proxy Statement, or for instructions as to how to request a separate copy of such documents or how to request a single copy if multiple copies of such documents are received, stockholders should contact the Fund at the address and phone number set forth above. Pursuant to a request, a separate copy will be delivered promptly.

VOTING RESULTS

The Fund will advise stockholders of the voting results of the matters voted upon at the Meeting in the Semi-Annual Report to Stockholders first following the Meeting.

IMPORTANT

IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE FUND OF FURTHER SOLICITATION, WE ASK FOR YOUR COOPERATION IN SUBMITTING YOUR WHITE PROXY PROMPTLY BY MAIL OR BY VOTING BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY.

If you have any questions concerning this Proxy solicitation, please contact Georgeson LLC, Telephone Number: 1-888-661-5651.

Reid B. Adams
Dated: May 12, 2017	Secretary

EXHIBIT A

PROPOSED AMENDMENT TO THE FUND’S CHARTER

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE SWISS HELVETIA FUND, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

The Swiss Helvetia Fund, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.         The Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article EIGHTH thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE EIGHTH:

(a) The number of Directors of the Corporation shall be as fixed from time to time in the By-Laws, but not less than three, and the number may be increased or decreased as may be provided in the By-Laws. In case of any increase in the number of Directors, the additional Directors shall be elected by the Board of Directors as in the case of a vacancy.

(b) From the effectiveness of this Article Eighth filed with the Secretary of State of the State of Delaware until the election of Directors at the 2020 annual meeting of stockholders of the Corporation (each annual meeting of stockholders an “Annual Meeting”), pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into three classes of Directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the Directors in Class III having a term expiring at the 2018 Annual Meeting, the Directors in Class I having a term expiring at the 2019 Annual Meeting and the Directors in Class II having a term expiring at the 2020 Annual Meeting.

(c) At the 2018 Annual Meeting, each of the successors to the Directors in Class III whose terms will expire at the 2018 Annual Meeting shall be elected to serve for a term expiring at the 2020 Annual Meeting and until their respective successors are duly elected and qualify.

(d) At the 2019 Annual Meeting, each of the successors to the Directors in Class I whose terms will expire at the 2019 Annual Meeting shall be elected to serve for a term expiring at the 2020 Annual Meeting and until their respective successors are duly elected and qualify.

(e) From and after the election of Directors at the 2020 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and all Directors elected at the 2020 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and until their respective successors are duly elected and qualify and may be removed with or without cause pursuant to Article Eleventh of this Certificate of Incorporation.”

2.         The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this     day of             , 2017.

THE SWISS HELVETIA FUND, INC.

By:
Name:	Mark A. Hemenetz
Office:	President and Principal Executive Officer

A-2

EVERY VOTE IS IMPORTANT

EASY VOTING OPTIONS:

VOTE ON THE INTERNET Log on to: www.proxy-direct.com or scan the QR code Follow the on-screen instructions available 24 hours

VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours

VOTE BY MAIL Vote, sign and date this Proxy Card and return in the postage-paid envelope

Please detach at perforation before mailing.

PROXY CARD	THE SWISS HELVETIA FUND, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SWISS HELVETIA FUND, INC. PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, DATED MAY 12, 2017, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

The undersigned hereby appoints Mark A. Hemenetz and Reid B. Adams, and each of them, the true and lawful attorneys and Proxies, each with the power of substitution, for and in the name, place and stead of the undersigned and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of The Swiss Helvetia Fund, Inc. held of record by the undersigned on May 1, 2017 at the Annual Meeting of Stockholders to be held at 9:30 a.m., on Tuesday, June 27, 2017, at the offices of Schroder Investment Management North America Inc., 7 Bryant Park, New York, New York 10018 or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4.

VOTE VIA THE INTERNET: www.proxy-direct.com
VOTE VIA THE TELEPHONE: 1-800-337-3503

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

GSC_28861

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

EVERY VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on June 27, 2017.

The Proxy Statement for this meeting is available at:

https://www.proxy-direct.com/geo-28861

IF YOU VOTE ON THE INTERNET OR BY TELEPHONE,

YOU NEED NOT RETURN THIS PROXY CARD

Please detach at perforation before mailing.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE: ☒

⬛ Proposals – The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2 and 3.

1.	To elect one Class I Director to serve for a two-year term, one Class II Director to serve for a three-year term and one Class III Director to serve for a one-year term.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

	01. Fred J. Ricciardi (Class I nominee) 02. Claus Helbig (Class II nominee) 03. Jean E. Hoysradt (Class III nominee)	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual director nominee(s), mark the “FOR ALL EXCEPT” box and write the name of the nominee(s) on the following line.

		FOR	AGAINST	ABSTAIN

2.	To ratify the selection by the Fund’s Board of Directors of Tait, Weller & Baker, LLP as the Fund’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	To approve an amendment to the Fund’s Certificate of Incorporation to eliminate the classification of the Fund’s Board of Directors.	☐	☐	☐

	The Board of Directors recommends a vote AGAINST Proposal 4.	FOR	AGAINST	ABSTAIN

4.	If properly presented, voting on the non-binding stockholder proposal recommending that the Fund’s Board of Directors authorize a self-tender offer for all of the outstanding common stock of the Fund.	☐	☐	☐

⬛  Authorized Signatures — This section must be completed for your vote to be counted.— Sign and Date Below

Note: Please sign exactly as your name(s) appear(s) on this proxy card, and date it. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

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